Kewaunee Scientific Reports Record Sales for Year and Fourth Quarter

STATESVILLE, N.C., June 25, 2013 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its fourth quarter and year ended April 30, 2013.

Fiscal Year 2013 Results
Sales for the year were a record $117,121,000, up 13.9% from sales of $102,847,000 in the prior year. Net earnings for the year were $3,044,000, or $1.17 per diluted share, up from net earnings of $1,031,000, or $0.40 per diluted share, in the prior year. Earnings for the year were favorably impacted by the increase in sales, strong earnings from domestic operations, and reduced manufacturing, overhead, and administrative costs.

Sales from domestic operations for the year were $93,519,000, up 11.4% from sales of $83,971,000 in the prior year. The marketplace for private sector laboratory construction projects held up well during the year, as increased activity for mid-sized projects more than offset fewer large projects. The marketplace for publicly funded wood educational projects continued to be well below pre-recession levels, with fewer large project opportunities available during the year. The Company continued to successfully win projects and increase market share in most of its geographic markets, although pricing remained very competitive.

Sales from international operations for the year were $23,602,000, up 25.0% from sales of $18,876,000 in the prior year. The increase resulted as several large international orders from prior periods were manufactured and shipped during the year. The Company continues to have a strong backlog of international orders and to see good opportunities for growth in its international markets.

The order backlog was $80.2 million at April 30, 2013, as compared to $86.2 million at April 30, 2012. The change in the backlog reflects the manufacturing and shipping of a large international order during the year, which was partially offset by a small increase in the domestic order backlog.

Fourth Quarter Results
Sales for the fourth quarter were a record $31,803,000, up 9.7% from sales of $28,990,000 in the same period of the prior year. Sales from domestic operations were $24,762,000, up 26.3% over sales of $19,607,000 in the prior year. Sales from international operations were $7,041,000, a decline of 25.0% from sales of $9,383,000 in the same period of the prior year.

Net earnings for the quarter were $1,217,000, or $0.46 per diluted share, as compared to earnings of $1,256,000, or $0.49 per diluted share, in the same period of the prior year. Earnings for the quarter were favorably impacted by the increase in sales, very strong earnings from domestic operations, and reduced manufacturing, overhead, and administrative costs. Sales and earnings from international operations were below the same period last year, as the last year period was boosted by the manufacturing and shipping of several large international orders.

The Company's balance sheet and financial condition remain strong. Cash on hand at the end of the year was $6.5 million and working capital was $25.1 million. Short term borrowings under the Company's $15 million revolver line of credit were $7.0 million and term debt outstanding was $3.5 million. The debt-to-equity ratio at year end was .33-to-1.

"Fiscal year 2013 was an excellent year," said William A. Shumaker, Kewaunee's Chief Executive Officer. "I am pleased that we exceeded our sales and earnings goals and made excellent progress against our goals to strengthen the Kewaunee brand, strengthen relationships with existing customers, build relationships with new and prospective customers, reduce costs, and increase market share. The progress in all of these areas not only resulted in record sales for the fourth quarter and year, but it provides momentum as we enter the new year.

"As I look forward to fiscal year 2014, I expect progress to continue in all of the above areas. Although my retirement will take me out of the day-to-day operations of the Company as of the end of this month, I have the utmost confidence in the members of the management team, each of whom has many years of valuable experience in the laboratory furniture industry."

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Kewaunee Scientific Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
	Three months ended		Years ended
	April 30,		April 30,
	2013	2012	2013	2012
	(Unaudited)
Net sales	$ 31,803	$ 28,990	$ 117,121	$ 102,847
Cost of products sold	25,024	21,638	94,863	83,691
Gross profit	6,779	7,352	22,258	19,156
Operating expenses	4,776	4,493	16,981	16,443
Operating earnings	2,003	2,859	5,277	2,713
Other income	46	43	306	271
Interest expense	(67)	(112)	(362)	(445)
Earnings before income taxes	1,982	2,790	5,221	2,539
Income tax expense	578	976	1,540	739
Net earnings	1,404	1,814	3,681	1,800
Less: net earnings attributable to
the noncontrolling interest	187	558	637	769
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,217	$ 1,256	$ 3,044	$ 1,031

Net earnings per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$ 0.47	$ 0.49	$ 1.18	$ 0.40
Diluted	$ 0.46	$ 0.49	$ 1.17	$ 0.40

Weighted average number of common
shares outstanding
Basic	2,591	2,579	2,587	2,579
Diluted	2,613	2,580	2,600	2,580

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)
		April 30,	April 30,
		2013	2012
Assets
Cash and cash equivalents		$ 5,811	$ 6,188
Restricted Cash		691	704
Receivables, less allowances		25,884	22,469
Inventories		13,203	11,760
Prepaid expenses and other current assets		1,641	1,702
Total Current Assets		47,230	42,823
Net property, plant and equipment		15,098	15,346
Other assets		6,414	5,192
Total Assets		$ 68,742	$ 63,361

Liabilities and Equity
Short-term borrowings		$ 6,997	$ 6,816
Current obligations under capital leases and long-term debt		200	236
Accounts payable		10,406	8,848
Other current liabilities		4,512	3,565
Total Current Liabilities		22,115	19,465
Other non-current liabilities		12,934	12,238
Total Liabilities		35,049	31,703
Noncontrolling interest		2,017	2,147
Kewaunee Scientific Corporation equity		31,676	29,511
Total Equity		33,693	31,658
Total Liabilities and Stockholders' Equity		$ 68,742	$ 63,361

Contact:	D. Michael Parker
704/871-3290